CONSULTING AGREEMENT (the “Agreement”), dated as of February ___, 2014, by and between BIORESTORATIVE THERAPIES, INC., a Nevada corporation (the “Company”), and GREGORY E. LUTZ (the “Consultant”).

WHEREAS, the Consultant has represented to the Company that he has expertise with regard to spine medicine.

WHEREAS, the Company desires to engage the Consultant to provide certain consulting services to the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto have agreed, and do hereby agree, as follows:

1.           Retention; Duties. Subject to the terms and conditions set forth herein, the Company hereby retains the Consultant, and the Consultant hereby accepts such retention, to act as a consultant and serve as Chief Medical Advisor for Spine Medicine. The Consultant shall provide the services set forth on Schedule A to and on behalf of the Company (the “Services”).

2.           Term. The term of this Agreement shall commence as of the date hereof (the “Effective Date”) and shall continue for a period of two (2) years (the “Initial Term”), subject to extension or earlier termination as hereinafter provided. The term of this Agreement shall automatically renew for successive one (1) year periods following the Initial Term. Notwithstanding the foregoing, (a) the Company may, at any time, whether prior to, upon or following the Initial Term, upon thirty (30) days prior written notice to the Consultant, terminate this Agreement for any reason and (b) the Consultant may, at any time, whether prior to, upon or following the Initial Term, upon sixty (60) days prior written notice to the Company, terminate this Agreement for any reason. The term of this Agreement, as may be extended beyond the Initial Term and subject to termination as provided for above, is hereinafter referred to as the “Term”.

3.           Compensation.

(a)          In consideration of the Consultant providing the Services, during the Term, the Company shall pay to the Consultant a fee of ten thousand dollars ($10,000) per month of Services (the “Fee”). In the event, during the Term, the Food and Drug Administration (the “FDA”) approves the Company’s Investigational New Drug or Investigational Device Exemption (“IND/IDE”) application with regard to the Company’s brtxDISC™ Program (the “Program”), then, effective as of such approval date, and during the remainder of the Term, the Fee shall be twenty thousand dollars ($20,000) per month. The parties acknowledge and agree that it is contemplated that the Consultant will provide approximately twenty (20) hours of service per monthly period during the Term in the performance of the Services.

(b)          The Fee shall be payable with fifteen (15) days following receipt by the Company of an invoice from the Consultant that sets forth in reasonable detail the Services performed.

1

(c)          Upon execution of this Agreement, the Company shall grant to the Consultant, pursuant and subject to the terms and conditions of the Company’s 2010 Equity Participation Plan (the “Plan”) and a Stock Option Agreement of even date, a stock option for the purchase of three hundred thousand (300,000) shares of common stock of the Company at an exercise price of [____________ ($___)] per share, such option to be exercisable for a period of five (5) years to the extent of one hundred thousand (100,000) shares on the first anniversary of the Effective Date, one hundred thousand (100,000) shares on the second anniversary of the Effective Date and one hundred thousand (100,000) shares on the third anniversary of the Effective Date.

(d)          In the event, during the Term, the Company commences Phase III clinical trials with regard to the Program, then the Company shall grant to the Consultant, pursuant and subject to the terms and conditions of the Plan and a Stock Option Agreement, a stock option for the purchase of an additional seventy-five thousand (75,000) shares of common stock of the Company, which option shall be exercisable immediately for a period of five (5) years from the date of grant. The exercise price of the option shall be equal to the Fair Market Value (as defined in the Plan) of the common stock of the Company at the time of grant.

(e)          In the event, during the Term, the Company receives final FDA approval with respect to the Program, then the Company shall grant to the Consultant, pursuant and subject to the terms and conditions of the Plan and a Stock Option Agreement, a stock option for the purchase of an additional one hundred twenty-five thousand (125,000) shares of common stock of the Company, which option shall be exercisable immediately for a period of five (5) years from the date of grant. The exercise price of the option shall be equal to the Fair Market Value of the common stock of the Company at the time of grant.

(f)          All references to number of shares of common stock are subject to adjustment in the event of stock splits, reverse stock splits and the like.

4.           Reimbursement of Expenses.

(a)          The Company will reimburse the Consultant for all reasonable expenses incurred by the Consultant in the performance of his duties during the Term. In no event shall the Consultant incur expenses during the Term in excess of five hundred dollars ($500) in the aggregate without the prior written consent of the Chief Executive Officer of the Company.

(b)          The Consultant shall submit to the Company, not less than once in each calendar month, reports of such expenses in form normally used by the Company and receipts with respect thereto and the Company's obligations under this Section 4 shall be subject to compliance therewith.

(c)          Subject to the Consultant’s compliance with the foregoing, the Company shall reimburse the Consultant for his incurred expenses within thirty (30) days of its receipt of invoices therefor.

5.           Confidentiality; Proprietary Rights. Concurrently herewith, the Consultant is executing and delivering to the Company a Confidentiality, Proprietary Rights and Inventions Agreement.

2

6.           No Participation in Employee Benefit Plans. The Consultant acknowledges and agrees that, since he is a consultant, he will not be accorded the right to participate in or receive benefits under any pension, profit sharing, medical insurance or other plan or program of the Company either in existence as of the Effective Date or thereafter adopted for the benefit of its employees.

7.           Independent Contractor. The relationship created hereunder is that of the Consultant acting as an independent contractor. It is expressly acknowledged and agreed that the Consultant shall not have any authority to bind the Company to any agreement or obligation with any third party. The Consultant acknowledges and agrees further that, since he is not an employee of the Company, the Company shall not be responsible for the withholding or payment of any taxes.

8.           No Restrictions. The Consultant hereby represents that neither the execution of this Agreement by him nor his performance hereunder will (a) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which the Consultant is a party, or by which he may be bound, or (b) violate any order, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Consultant. In the event of a breach hereof, in addition to the Company's right to terminate this Agreement, the Consultant shall indemnify the Company and hold it harmless from and against any and all claims, losses, liabilities, costs and expenses (including reasonable attorneys' fees) incurred or suffered in connection with or as a result of the Company's entering into this Agreement or engaging the Consultant hereunder.

9.           Nondisparagement. The Consultant agrees that he will not in any way disparage the Company, or make or solicit any comments, statements or the like, that may be considered to be derogatory or detrimental to the good name or business reputation of the Company. The Consultant similarly agrees not to otherwise take or condone any action which is intended, or would reasonably be expected, to harm the Company, to impair the Company’s reputation, or to lead to unwanted or unfavorable publicity to the Company.

10.         Assignment. This Agreement, as it relates to the retention of the Consultant as a consultant, is a personal contract and the rights and interests of the Consultant hereunder may not be sold, transferred, assigned, pledged or hypothecated.

11.         Notices. Any notice required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or telecopier as follows:

3

If to the Company:

555 Heritage Drive, Suite 130

Jupiter, Florida 33458

Attention: Mark Weinreb, Chief Executive Officer

Telecopier Number: (954) 827-0644

With a copy to:

Certilman Balin Adler & Hyman, LLP

90 Merrick Avenue

East Meadow, New York 11554

Attention: Fred Skolnik, Esq.

Telecopier Number: (516) 296-7111

If to the Consultant:

6 Haslet Avenue

Princeton, New Jersey 08540

or at such other address as either party shall designate by notice to the other party given in accordance with this Section 11.

12.         Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof.

13.         Waiver of Breach; Partial Invalidity. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction is authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

14.         Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the subject matter hereof. This Agreement may be amended only by a writing executed by the parties hereto.

15.         Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

4

16.         Facsimile and Email Signatures. Signatures hereon which are transmitted via facsimile or email shall be deemed original signatures.

17.         Construction. As used in this Agreement, the word “including” and its variants shall mean “including, without limitation.”

18.         Representation by Counsel. The Consultant acknowledges that he has been represented by counsel, or has been afforded the opportunity to be represented by counsel, in connection with this Agreement. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the Consultant. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the Consultant and the Company.

[Remainder of page intentionally left blank. Signature page follows.]

5

IN WITNESS WHEREOF, the Consultant and the Company have executed, or have caused to be duly executed, this Agreement as of the day and year above written.

BIORESTORATIVE THERAPIES, INC.

By:
Mark Weinreb, Chief Executive Officer

Gregory E. Lutz

SCHEDULE A

SERVICES

In acting as the Chief Medical Advisor for Spine Medicine, the Consultant shall have overall medical responsibility for the clinical aspects of the Company’s brtxDISC™ Program. The Services to be rendered by the Consultant in such capacity include, but shall not be limited to, the following:

1.	Assistance with regard to the completion of the Company’s IND/IDE application to the FDA

2.	Coordination with the Company’s contract research organization (CRO) and other Company consultants

3.	Identification of trial-related inclusion/exclusion and endpoint data

4.	Assistance in the identification of clinical trial sites

5.	Provision of clinical support during trials

6.	Presentations to, and interaction with, the FDA and the investment community